                                                                   EXHIBIT 12.1

                              FRD ACQUISITION CO.

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (NOTE A)
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             PREDECESSOR                                 SUCCESSOR
                   -------------------------------------------------------------------- -----------
                                                                SIX MONTHS  FIVE MONTHS  ONE MONTH
                                                                ENDED JUNE,  ENDED MAY  ENDED JUNE
                       FISCAL YEAR ENDED DECEMBER(B),            25, 1995    23, 1996    27, 1996
                   -------------------------------------------  ----------- ----------- -----------
                    1991     1992     1993     1994     1995          (UNAUDITED)       (UNAUDITED)
                     (UNAUDITED)
Earnings (loss)
 before income
 taxes...........  $17,883  $18,634  $25,928  $20,139  $11,394     $6,428     $3,261        $689
Add:
 Interest
  expense (d)(e).    4,601    4,852    4,594    6,934   16,515      5,925      4,658       2,496
                   -------  -------  -------  -------  -------    -------     ------       -----
Earnings
 available for
 fixed charges...  $22,484  $23,486  $30,522  $27,073  $27,909    $12,353      7,919       3,185
                   =======  =======  =======  =======  =======    =======     ======       =====
Fixed Charges:
 Interest
  expense (d)(e).  $ 4,601  $ 4,852  $ 4,594  $ 6,934  $16,515    $ 5,925      4,658       2,496
                   =======  =======  =======  =======  =======    =======     ======       =====
Ratio of earnings
 to fixed
 charges.........      4.9x     4.8x     6.6x     3.9x     1.7x       2.1x       1.7x       1.3x
                   =======  =======  =======  =======  =======    =======     ======       =====
                             PRO FORMA
                   ---------------------------------
                                             SIX-
                              FIVE    ONE   MONTHS
                             MONTHS  MONTH   ENDED
                     YEAR    ENDED   ENDED   JUNE
                    ENDED     MAY    JUNE     27,
                   DECEMBER   23,     27,    1996
                   31, 1995   1996   1996     (C)
                   --------- ------- ------ --------
                            (UNAUDITED)
Earnings (loss)
 before income
 taxes...........  $ 3,134      439    689  $ 1,128
Add:
 Interest
  expense (d)(e).   29,756    9,983  2,496   12,479
                   --------- ------- ------ --------
Earnings
 available for
 fixed charges...  $32,890   10,422  3,185   13,607
                   ========= ======= ====== ========
Fixed Charges:
 Interest
  expense (d)(e).  $29,756    9,983  2,496   12,479
                   ========= ======= ====== ========
Ratio of earnings
 to fixed
 charges.........      1.1x     1.0x   1.3x     1.1x
                   ========= ======= ====== ========

- - - -------
(a) The table above sets forth the ratio of earnings to fixed charges for the Company on a historical and pro forma basis which, for accounting purposes only, upon consummation of the Acquisition, is considered the Predecessor entity to the Company.

(b) The Company's five most recently completed fiscal years ended on December 30, 1991, December 28, 1992, December 26, 1993, December 25, 1994 and
    December 31, 1995.

(c) The pro forma six months ended June 27, 1996 amounts represent a combination of the Predecessor's activity for the five months ended May 23, 1996 and the Successor's activity for the one month ended May 23, 1996, after giving effect to the pro forma adjustments.

(d) Capitalized interest is not considered material to the Company's overall financial position.

(e) Interest expense includes the interest portion of rentals.